Exhibit 15.3

FANGDA PARTNERS

香港 Hong Kong•上海 Shanghai•北京 Beijing•深圳 Shenzhen 广州 Guangzhou

http://www.fangdalaw.com

中国北京市朝阳区光华路一号 北京嘉里中心北楼27层 邮政编码：100020 27/F, North Tower, Beijing Kerry Centre 1 Guanghua Road, Chaoyang District Beijing 100020, PRC	电子邮件E-mail:email@fangdalaw.com
电 话Tel.:86-10-5769-5600
传 真Fax:86-10-5769-5799

Chindata Group Holdings Limited

No. 47 Laiguangying East Road,

Chaoyang District, Beijing, 100012

The People’s Republic of China

April 22, 2021

Dear Sir or Madam

Chindata Group Holdings Limited

We have acted as legal advisers as to the laws of the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to Chindata Group Holdings Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2020 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our VIEs and Their Respective Shareholders”, “Item 10. Additional Information—E. Taxation— PRC Taxation” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Fangda Partners

Fangda Partners